Exhibit (a)(1)(F)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely pursuant to the Offer to Purchase (as defined below), the related Letter of Transmittal, and any amendments or supplements to such Offer to Purchase or Letter of Transmittal, and is being made to all holders of Shares. The Offer is not being made to (and no tender will be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, “blue sky” or other laws of such jurisdiction. Purchaser (as defined below) may, in its discretion, take such action as it deems necessary to make the Offer to holders of Shares in any such jurisdiction in compliance with such laws. In those jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction to be designated by Purchaser.

Notice of Offer to Purchase for Cash

All Outstanding Shares of Common Stock of

AveXis, Inc.

at

$218.00 Net Per Share in Cash

by

NOVARTIS AM MERGER CORPORATION

an indirect wholly-owned subsidiary of

NOVARTIS AG

Novartis AM Merger Corporation, a Delaware corporation (“Purchaser”) and an indirect wholly-owned subsidiary of Novartis AG, a company organized under the laws of Switzerland (“Parent”), is offering to purchase all the outstanding shares (the “Shares”) of common stock, par value $0.0001 per share (the “Common Stock”), of AveXis, Inc., a Delaware corporation (“AveXis”), at a price of $218.00 per Share, net to the seller in cash (such price, or any different price per Share as may be paid in the Offer, the “Offer Price”), without interest thereon and subject to any tax withholding, upon the terms and subject to the conditions set forth in the Offer to Purchase dated April 17, 2018 (as it may be amended or supplemented from time to time, the “Offer to Purchase”) and the related Letter of Transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal,” which, together with the Offer to Purchase, collectively constitute the “Offer”). Tendering stockholders whose Shares are registered in their own names and who tender directly to the Depositary (as defined below) will not be obligated to pay brokerage fees or commissions or, except as set forth in the Letter of Transmittal, transfer taxes on the tender of Shares in the Offer. Purchaser will pay all fees and expenses incurred in connection with the Offer by American Stock Transfer & Trust Company, LLC, which is acting as the Depositary for the Offer (the “Depositary”) and Innisfree M&A Incorporated, which is acting as the information agent for the Offer (the “Information Agent”).  Stockholders with Shares held through a broker, dealer, commercial bank, trust company or other nominee should consult with their broker or other nominee to determine whether any charges will apply.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF THE DAY OF MONDAY, MAY 14, 2018, UNLESS THE OFFER IS EXTENDED.

Purchaser is making the Offer pursuant to an Agreement and Plan of Merger, dated as of April 6, 2018 (the “Merger Agreement”), by and among Parent, Purchaser and AveXis. Following the completion of the Offer, Purchaser will be merged with and into AveXis (the “Merger”) without a vote of the stockholders of AveXis in accordance with Section 251(h) of the Delaware General Corporation Law (the “DGCL”), and AveXis will survive as an indirect wholly-owned subsidiary of Parent. At the effective time of the Merger, each Share then outstanding (other than Shares owned by Parent, Purchaser, AveXis or their respective subsidiaries or by AveXis stockholders who properly perfect their appraisal rights under the DGCL) will be converted into the right to receive the Offer Price in cash, without interest and subject to any tax withholding.  The Offer, the Merger and the other transactions contemplated by the

Merger Agreement are collectively referred to as the “Transactions.”  The Merger Agreement is more fully described in the Offer to Purchase.

The AveXis board of directors has unanimously (i) approved and declared advisable the Merger Agreement, the Offer, the Merger and the other Transactions, (ii) determined that the Offer, the Merger and the other Transactions are fair to and in the best interests of AveXis and its stockholders, (iii) acknowledged and agreed that the Merger shall be effected under Section 251(h) of the DGCL and that the Merger shall be effected as soon as practicable following the Acceptance Time (as defined in the Offer to Purchase) and (iv) recommended that the AveXis stockholders accept the Offer and tender their Shares pursuant to the Offer.

The Offer is not subject to any financing condition. The Offer is conditioned on, among other things, there being validly tendered pursuant to the Offer and “received” by the “depository” (as such terms are defined in Section 251(h) of the DGCL) and not properly withdrawn prior to the expiration date of the Offer, Shares that would represent one more Share than 50% of the total number of Shares of Common Stock outstanding at the time of the consummation of the Offer within the meaning of Section 251(h) of the DGCL, including for the purposes of this calculation, the aggregate number of Shares of Common Stock issuable to holders of AveXis stock options, AveXis warrants, AveXis restricted stock units and AveXis performance stock units (the “Minimum Tender Condition”).  The Offer is also subject to certain other conditions set forth in the Offer to Purchase, including the expiration or termination of any applicable waiting period (or any extensions thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), without the imposition of a Burdensome Condition (as defined in the Offer to Purchase), and other customary conditions as described in Section 14—“Conditions of the Offer” of the Offer to Purchase.

Subject to the applicable rules and regulations of the Securities and Exchange Commission and the terms of the  Merger Agreement, Purchaser may, at any time and from time to time before the Expiration Date (as defined below), increase the Offer Price, waive any Offer Conditions (as defined in the Offer to Purchase) or make any other changes to the terms and conditions of the Offer not inconsistent with the terms of the Merger Agreement, except that, without the prior written consent of AveXis, Purchaser may not: (i) reduce the number of Shares of Common Stock subject to the Offer; (ii) reduce the Offer Price; (iii) change the form of consideration payable in the Offer; (iv) waive, amend or modify the Minimum Tender Condition or the Termination Condition (as defined in the Offer to Purchase); (v) impose conditions or requirements to the Offer other than the Offer Conditions or amend, modify or supplement any Offer Condition in any manner adverse to the holders of Common Stock; (vi) except as otherwise provided in the Merger Agreement, terminate, or extend or otherwise amend or modify the expiration date of, the Offer; (vii) otherwise amend, modify or supplement any of the terms of the Offer in any manner adverse to the holders of Common Stock; or (viii) provide any “subsequent offering period” in accordance with Rule 14d-11 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The term “Expiration Date” means 12:00 Midnight, New York City time, at the end of the day of Monday, May 14, 2018, unless and until, in accordance with the terms of the Merger Agreement and applicable law, Purchaser extends the period of time for which the Offer is open, in which case the term “Expiration Date” means the latest time and date at which the Offer, as extended by Purchaser, expires.

If, as of the close of business on June 27, 2018, all of the Offer Conditions, other than (i) the Minimum Tender Condition and (ii) the Offer Conditions relating to the expiration or termination of the waiting period (or any extensions thereof) under the HSR Act without the imposition a Burdensome Condition or the existence of a legal restraint preventing or prohibiting the consummation of the Offer or the Merger or imposing of a Burdensome Condition (solely, in the case of any such legal restraint, relating to a legal restraint in respect of the HSR Act or any competition, merger control, antitrust or similar law of any jurisdiction), shall have been satisfied or waived, then Parent may, in its sole discretion, by providing written notice to AveXis on or prior to July 6, 2018 (such date as it may be extended in accordance with the Merger Agreement, the “Outside Date”), extend the Outside Date to October 6, 2018. If the Outside Date is so extended, subject to the terms and on the conditions set forth in the Merger Agreement, Purchaser will become obligated under the Merger Agreement to increase the offer price by an additional $7.00 per Share, net to the seller in cash, without interest and subject to any tax withholding, for each Share validly tendered and accepted for payment in the Offer.

Subject to the terms of the Merger Agreement and applicable law, Purchaser may extend the Offer by giving oral or written notice of the extension to the Depositary and publicly announcing such extension by issuing a press release no later than 9:00 a.m., New York City time, on the next business day after the Expiration Date. Purchaser reserves the right to, and under certain circumstances AveXis may require Purchaser to, extend the Offer, as described in Section 1 of the Offer to Purchase.

For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares properly tendered to Purchaser and not properly withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser’s acceptance for payment of the Shares in the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment in the Offer will be made by deposit of the Offer Price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from Purchaser and transmitting payment to tendering stockholders. For a description of the procedure for tendering Shares, see the Offer to Purchase.  Under no circumstances will interest be paid on the Offer Price to be paid by Purchaser for the Shares, regardless of any extension of the Offer or any delay in making payment.

In all cases, payment for Shares accepted for payment in the Offer will be made only after timely receipt by the Depositary of: (A)(i) the certificates for the Shares, together with a Letter of Transmittal, properly completed and duly executed (or a manually executed facsimile thereof), with any required signature guarantees; or (ii) in the case of a transfer effected under the book-entry transfer procedures described in Section 3—“Procedure for Tendering Shares” of the Offer to Purchase, a Book-Entry Confirmation (as defined in the Offer to Purchase) and either a Letter of Transmittal, properly completed and duly executed, with any required signature guarantees, or an Agent’s Message as described in Section 3—“Procedure for Tendering Shares” of the Offer to Purchase; and (B) any other documents required by the Letter of Transmittal. The Offer Price paid to any holder of Shares for Shares tendered in the Offer will be the highest per Share consideration paid to any other holder of Shares for Shares tendered in the Offer.

Except as provided in Section 4—“Withdrawal Rights” of the Offer to Purchase, or as provided by applicable law, tenders of Shares are irrevocable. Shares tendered in the Offer may be withdrawn according to the procedures set forth below at any time before the Expiration Date and, unless accepted for payment and paid for by Purchaser in the Offer, may also be withdrawn at any time after June 15, 2018.  For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase and must specify the name of the person who tendered the Shares to be withdrawn, the number and type of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates representing Shares have been delivered or otherwise identified to the Depositary, then, before the physical release of such certificates, the tendering stockholder must also submit the serial numbers shown on the particular certificates evidencing such Shares and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in the Offer to Purchase). If Shares have been tendered according to the procedures for book-entry transfer as set forth in Section 3—“Procedure for Tendering Shares” of the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at The Depository Trust Company (“DTC”) to be credited with the withdrawn Shares and otherwise comply with DTC’s procedures. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will no longer be considered validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures described in Section 3—“Procedure for Tendering Shares” of the Offer to Purchase at any time before the Expiration Date.

All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser, in its reasonable discretion, which determination will be final and binding. None of Purchaser, Parent, the Depositary, the Information Agent, AveXis or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

The receipt of cash in exchange for Shares in the Offer or in the Merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. It is recommended that stockholders consult with their tax advisors as to the particular tax consequences of the Offer and the Merger to them. For a more complete description of certain U.S. federal income tax consequences of the Offer and the Merger, including matters pertinent to non-U.S. stockholders, see Section 5—“Certain U.S. Federal Income Tax Consequences” of the Offer to Purchase.

The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

AveXis has provided Purchaser with AveXis’ stockholder list and securities position listings for the purpose of disseminating the Offer to Purchase (and related documents) to holders of Shares. The Offer to Purchase and the related Letter of Transmittal will be mailed by or on behalf of Purchaser to record holders of Shares and will be furnished by or on behalf of Purchaser to brokers, dealers, commercial banks, trust companies, and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of Shares.

The Offer to Purchase, the related Letter of Transmittal and AveXis’ Solicitation/Recommendation Statement on Schedule 14D-9 (which contains the recommendation of AveXis’ board of directors and the reasons therefor) contain important information. Stockholders should carefully read these documents in their entirety before any decision is made with respect to the Offer.

Questions and requests for assistance may be directed to the Information Agent at the location and telephone numbers set forth below. Requests for copies of the Offer to Purchase, Letter of Transmittal and other tender offer documents may be directed to the Information Agent at the address and telephone numbers set forth below and will be furnished at Purchaser’s expense. Except as set forth in the Offer to Purchase, Purchaser will not pay any fees or commissions to any broker or dealer or other person for making solicitations or recommendations in connection with the Offer. Brokers, dealers, commercial banks, trust companies and other nominees will be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding material to their customers.

Stockholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.

The Information Agent for the Offer is:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor
New York, New York 10022

Stockholders may call toll-free:
(888) 750-5834

Banks and Brokers may call collect:
(212) 750-5833

April 17, 2018